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                                                                    Exhibit 12.1



                              WYMAN-GORDON COMPANY


                       RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                                    12 Months                             12 Months
                                                 9 Months             Ended           5 Months              Ended
                                                   Ended      --------------------     Ended       ----------------------
                                                  2/28/97     5/31/96      5/31/95    5/31/94         12/31/93   12/31/92
                                                 --------     --------------------    --------     ----------------------
Interest expense on debt ......................  $  8,156    $ 10,003     $  9,929    $  3,973     $  8,741     $  5,980

Capitalized interest ..........................      (395)       (262)        (397)       (152)        (544)        (218)

Amortization of finance charges ...............       292       1,531        1,495       1,562        2,626        1,759
                                                 --------    --------     --------    --------     --------     --------

Interest expense, net of capitalized interest
   but including amortization of finance
   charges ("Fixed charges") ..................     8,053      11,272       11,027       5,383       10,823        7,521

Pre-tax income (loss) .........................    10,278      25,234        1,039     (61,370)     (60,004)      21,795

Fixed charges .................................     8,053      11,272       11,027       5,383       10,823        7,521

"Earnings" ....................................    18,331      36,506       12,066     (55,987)     (49,181)      29,316

Fixed charges plus capitalized
   interest ...................................     8,448      11,534       11,424       5,535       11,367        7,739

Ratio of Earnings to Fixed charges
   (deficiency) ...............................     2.170       3.165        1.056     (61,522)     (60,548)       3.788
                                                 ========    ========     ========    ========     ========     ========